As filed with the Securities and Exchange Commission on November 22, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VIRPAX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1510982
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

VIRPAX PHARMACEUTICALS, INC.

1055 Westlakes Drive, Suite 300
Berwyn, PA 19312

(Address of Principal Executive Offices) (Zip Code)

Virpax Pharmaceuticals, Inc. 2022 Equity Incentive Plan

(Full title of the plan)

Anthony P. Mack

Chief Executive Officer

1055 Westlakes Drive, Suite 300

Berwyn, PA, 19312

(Name and address of agent for service)

Tel: (610) 727-4597

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Commission. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended December 31, 2021, as filed with the Commission on March 31, 2022;

(b)	the Company’s latest quarterly reports on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal quarter ended March 31, 2022, as filed with the Commission on May 16, 2022, for the fiscal quarter ended June 30, 2022, as filed with the Commission on August 15, 2022 and for the fiscal quarter ended September 30, 2022, as filed with the Commission on November 9, 2022;

(c)	the Company’s current reports on Form 8-K filed with the Commission on March 15, 2022, June 27, 2022, and July 25, 2022 (other than any portions thereof deemed furnished and not filed);

(d)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A (Registration No. 001-40064) filed with the Commission on February 11, 2021, under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our bylaws provide that:

●	we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

●	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

●	the rights provided in our bylaws are not exclusive.

Our amended and restated certificate of incorporation, filed as Exhibit 4.1 hereto, and our amended and restated bylaws, filed as Exhibit 4.2 hereto, provide for the indemnification provisions described above and elsewhere herein. We have entered into and intend to continue to enter into separate indemnification agreements with our directors and elective officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference				Filed
		Form	File No.	Exhibit	Filing Date	Herewith
4.1	Amended and Restated Certificate of Incorporation	S-1/A	333-249417	3.2	2/2/2021

4.2	Amended and Restated Bylaws	S-1/A	333- 249417	3.4	2/2/2021

4.3	Specimen Stock Certificate of the Company	S-1/A	333- 249417	4.1	2/2/2021

5.1	Legal opinion of Lowenstein Sandler LLP					X

23.1	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Lowenstein Sandler LLP (filed as part of Exhibit 5.1)					X

24.1	Power of Attorney (contained on the signature page of this registration statement on Form S-8)					X

99.1	Virpax Pharmaceuticals, Inc. 2022 Omnibus Equity Incentive Plan	8-K	001-40064	10.1	7/25/2022

99.2	Virpax Pharmaceuticals, Inc. Form of Nonqualified Stock Option Grant Agreement	8-K	001-40064	10.2	7/25/2022

99.3	Virpax Pharmaceuticals, Inc. Form of Incentive Stock Option Grant Agreement	8-K	001-40064	10.3	7/25/2022

99.4	Virpax Pharmaceuticals, Inc. Form of Restricted Stock Award Agreement	8-K	001-40064	10.4	7/25/2022

99.5	Virpax Pharmaceuticals, Inc. Form of Restricted Stock Unit Award Agreement	8-K	001-40064	10.5	7/25/2022

107.1	Filing Fee Table					X

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Berwyn, Pennsylvania, on this November 22, 2022.

VIRPAX PHARMACEUTICALS, INC.

By:	/s/ Anthony P. Mack
Anthony P. Mack
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony P. Mack and Christopher Chipman, and each of them, as his or her true and lawful attorney-in-fact and agent with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony P. Mack	Chief Executive Officer and Director	November 22, 2022
Anthony P. Mack	(Principal Executive Officer)

/s/ Christopher Chipman	Chief Financial Officer	November 22, 2022
Christopher Chipman	(Principal Financial and Accounting Officer)

/s/ Eric Floyd	Director and Chairman, Compensation Committee,	November 22, 2022
Eric Floyd, PhD	Scientific and Technology Committee

/s/ Jeffrey Gudin	Chief Medical Officer, Director	November 22, 2022
Jeffrey Gudin

/s/ Jerrold Sendrow	Director and Chairman, Audit Committee	November 22, 2022
Jerrold Sendrow

/s/ Thani Jambulingam, PhD	Director and Chairman, Corporate Governance Committee	November 22, 2022
Thani Jambulingam, PhD

/s/ Vanila M. Singh	Director	November 22, 2022
Vanila M. Singh, MD

/s/ Gerald Bruce	Director	November 22, 2022
Gerald Bruce

/s/ Michael Dubin	Director	November 22, 2022
Michael Dubin,